Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Table 1: Newly Registered Securities (1)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	32,382,977 (1)	$13.605 (3)	$440,570,402 (3)	0.00014760	$65,028.19
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	5,617,023 (2)	$13.605 (3)	$76,419,598 (3)	0.00014760	$11,279.53
Total Offering Amounts					$516,990,000		$76,307.72
Total Fee Offsets							—
Net Fee Due							$76,307.72

(1)Represents 32,382,977 shares of common stock, $0.01 par value (“Common Stock”), of Huntington Bancshares Incorporated reserved for issuance under the Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (the “New Plan”), the successor to the Company’s 2018 Long-Term Incentive Plan (the “Prior Plan”). Pursuant to Rule 416 under the Securities Act of 1934, as amended, this registration statement shall also cover an indeterminate number of additional shares of Common Stock, as may be issuable pursuant to future stock dividends, stock splits or other similar transactions.
(2)Represents 5,617,203 shares of Common Stock previously authorized, but not issued or subject to outstanding awards under the Prior Plan, which rolled into the New Plan.
(3)Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.605 per share, which is the average of the high and low prices of Common Stock on April 26, 2024, as reported on NASDAQ.